EXHIBIT 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in millions)

	Three Months Ended March 31, 2016		Year Ended December 31,
			2015		2014		2013		2012		2011
Earnings(1):
Net Income from continuing operations before income taxes, discontinued operations and cumulative effect of accounting change	$1,691		$5,527		$4,769		$5,008		$4,138		$3,892
Interest expense(2)(3)(4)	350		1,395		1,358		1,287		1,363		1,324
Amortization of capitalized interest	1		—		—		—		—		—
Portion of rents representative of an interest factor(5)	28		133		151		147		164		148
Adjustment for equity earnings or losses of investee companies that are 50% or less owned on a voting basis, net of cash distributions	5		27		77		224		184		92

Total earnings	$2,075		$7,082		$6,355		$6,666		$5,849		$5,456

Fixed Charges(1):
Interest expense(2)(3)(4)	$350		$1,395		$1,358		$1,287		$1,363		$1,324
Capitalized interest	6		10		6		6		5		4
Portion of rents representative of an interest factor(5)	28		133		151		147		164		148

Total fixed charges	$384		$1,538		$1,515		$1,440		$1,532		$1,476

Ratio of earnings to fixed charges	5.4	x	4.6	x	4.2	x	4.6	x	3.8	x	3.7	x

(1)	Earnings and fixed charges include 100% of amounts related to unconsolidated subsidiaries for which the Company holds more than 50% of the voting interests.
(2)	Interest expense excludes accrued interest on uncertain tax positions that is included in income tax expense.
(3)	For the three months ended March 31, 2016 and the year ended December 31, 2015, 2014, 2013, 2012 and 2011, amounts include $0 million,
$0 million, $1 million, $2 million, $2 million and $2 million, respectively, related to discontinued operations.
(4)	For the three months ended March 31, 2016 and the year ended December 31, 2015 and 2014, amounts include $2 million, $10 million, and
$1 million, respectively, of interest charges related to guaranteed debt of an equity method investee with a net loss.
(5)	For the three months ended March 31, 2016 and the year ended December 31, 2015, 2014, 2013, 2012 and 2011, amounts include $0 million,
$0 million, $15 million, $35 million, $36 million and $38 million, respectively, related to discontinued operations.